EXHIBIT 15.1

To the Supervisory Board and Shareholders of

ASM International N.V.

Versterkerstraat 8

1322 AP

Almere, the Netherlands

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (Nos. 033-07111, 033-07109, 333-87262, 333-11060, 033-06184, 033-06185, 033-06186, 033-78628 and 033-93026) of our reports dated March 25, 2011, relating to the financial statements of ASM International N.V. and the effectiveness of ASM International N.V.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of ASM International N.V. for the year ended December 31, 2010.

/s/    Deloitte Accountants B.V.

Amsterdam, the Netherlands

March 25, 2011